Event ID: 1140663

Event Name: Q3 2005 Quanta Capital Holdings Ltd. Earnings Conference Call

Event Date: 2005-11-01T14:00:00 UTC

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Notes:

Converted From Text Transcript

1140663

Quanta Capital Holdings Limited Earnings Conference Call

November 1, 2005

C: Sabrena Tufts; Quanta Capital Holdings Limited; VP of Corporate Communications

C: Tobey Russ; Quanta Capital Holdings Limited; CEO

C: James Ritchie, Quanta Capital Holdings Limited; Chairman

C: Jonathan Dodd; Quanta Capital Holdings Limited; Interim CFO

P: Kenneth Billingsley; BB&T Capital Markets; Analyst

P: Chris Wenzel; Fox-Pitt, Kelton; Analyst

P: Felice Gelman; Sunova Capital; Analyst

P: Bijan Moazami; Friedman Billings & Ramsey & Co.; Analyst

P: Ron Bobman; Capital Returns; Analyst

P: Patrick Yamagoshion; Pequot Capital; Analyst

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C: Sabrena Tufts;Quanta Capital Holdings Limited;VP of Corporate Communications

C: Tobey Russ;Quanta Capital Holdings Limited;CEO

C: Jonathan Dodd;Quanta Capital Holdings Limited; Interim CFO

C: James Ritchie; Quanta Capital Holdings Limited; Chairman

P: Kenneth Billingsley;BB&T Capital Markets;Analyst

P: Chris Wenzel;Fox-Pitt, Kelton;Analyst

P: Felice Gelman;Sunova Capital;Analyst

P: Bijan Moazami;Friedman Billings & Ramsey & Co.;Analyst

P: Ron Bobman;Capital Returns;Analyst

P: Patrick Yamagoshion;Pequot Capital;Analyst

P: Operator;;

+++ presentation

Operator: Good day, ladies and gentlemen and welcome to the Quanta Capital Holdings Limited third quarter conference call. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the call over to Sabrena Tufts, Quanta's Vice President of Corporate Communications. Please proceed.

Sabrena Tufts: Good morning everyone. Thank you for joining us today to review Quanta's third quarter financial results. Our press release and financial supplement were issued yesterday after the market closed. This information can be accessed through the Quanta web site at www.quantaholdings.com. A replay of this call will also be available from 11 a.m. today Eastern until November 8. The toll free number for the replay is 888-286-8010. And the international number is 617-801-6888. The passcode to be used for both dial-in numbers is 71185094.

Before we begin I'd like to note that this conference call contains forward-looking statements including statements regarding the Company's performance for 2004 and beyond and other statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our estimates and assumptions and are subject to a number of risks, uncertainties, and other factors beyond the Company's control, which may cause material differences in actual results. These risk factors are detailed in Quanta's annual report on Form 10-K filed with the SEC.

I would now like to turn the call over to Tobey Russ, Quanta's Chief Executive Officer and our first speaker this morning. Tobey?

Tobey Russ: Thank you, Sabrena and good morning everyone. And thank you for taking the time to participate on our third quarter conference call. Joining us today is Jonathan Dodd, our Interim Chief Financial Officer, as well as Jim Ritchie who was recently elected by the Board as the Company's non-executive Chairman. Welcome Jim. I look forward to working closely with you in your new role and believe the Company will benefit by your direct involvement in the execution of our strategies.

Now, turning our attention to the third quarter, our results have again been dominated by windstorm losses. After last year's unprecedented number of hurricanes and the financial impact they had on us, we took meaningful steps to reduce the Company's exposure to catastrophes. As we reported in previous calls, we reduced the Company's 1 in 100 year windstorm PML by more than 50%. We affected these changes through a combination of restructuring our property reinsurance portfolio and through the purchase of substantial reinsurance.

While very effectively reducing the Company's aggregate exposure, the magnitude of this year's events has resulted in net losses that are still at an unacceptable level. As a result, we have announced our intention to further reduce our catastrophe exposure by curtailing our property reinsurance and technical property businesses, which are two significant contributors to our catastrophe losses.

As many of you know, Quanta's strategy is to become a technically driven, specialty underwriting Company. Our intended approach was to lead with reinsurance after our initial capitalization. We did this in order to put our capital to work quickly and somewhat opportunistically in an attractive environment while we developed our specialty insurance strategy. While this was certainly a reasonable approach for the Company, we did not expect to endure back-to-back years of unprecedented windstorm losses.

In addition, and after this year's hurricanes, we must reconsider the appropriateness of previously understood frequency and severity levels for hurricanes and the adequacy of catastrophe models in managing windstorm exposure.

Given the magnitude of these issues and the uncertainty associated with them, we are accelerating our specialty lines insurance strategy by reducing our catastrophe exposure and dedicating the capital that becomes available as a result of this process to the further development of our specialty insurance business.

If we exclude the losses associated with catastrophes, we would have reported net income of $12.6 million in the third quarter. The combined ratio excluding catastrophes reported for the third quarter would have been 93.2%.

For many of the same reasons that we are curtailing the property catastrophe business, the rating agencies are taking a fresh look at the capital required to engage in this business and are raising the capital adequacy requirements. Quanta's two rated pools, its Bermuda pool and U.S. pool, like other companies, are subject to this higher standard. And as such, we were recently put on watch with negative implications by AM Best. As a reminder, our Lloyd's business continues to enjoy an A rating from AM Best.

Having said this, we believe we have an excellent relationship with AM Best and have been working closely with them on a strategy to reduce the Company's exposure to catastrophe along with a potential capital raising. These steps are intended to have our current A− rating reaffirmed and to advance our specialty lines business to take advantage of what we believe is a very favorable pricing environment ahead of us.

To this end, the Company has filed a registration statement so that we may issue 1 or more offerings up to $125 million of trust preferred securities or preferred securities or a combination of both.

Finally, I'd like to address the area of expenses. As a multi-national company engaging in both the insurance and reinsurance business, we have made substantial investments in infrastructure and systems. In addition, as a publicly traded company, we are incurring significant expenses this year in order to comply with Section 404 of the Sarbanes-Oxley Act.

Having said this, we now face the reality of being a much smaller Company than we anticipated at this point in time. As a result, we must implement meaningful cost reduction measures in order to bring the Company's expense structure in line with its current size so that we may grow.

In that context, we are reviewing all of our operations with the intent to reduce expenses in order to bring our expense structure more in line with the capital base of the Company while maintaining the necessary infrastructure to execute our strategy, our specialty insurance strategy. And now I'd like to turn the call over to Jonathan Dodd, who will take you through the specifics of the third quarter. Jonathan?

Jonathan Dodd: Thank you, Tobey. Good morning everybody and thank you again for attending today. This morning I'll expand on some of Tobey's comments, summarize our results for the quarter, provide some more detail on the 2005 windstorms, and then focus on a discussion of our specialty insurance businesses and the key components of our earnings.

Starting with a summary of our financial performance during the third quarter, our net loss for the quarter was $59.1 million, compared to a net loss of $37.4 million in the third quarter of 2004. Our book value per share has declined from $7.70 per share on June 30, 2005 to $6.55 per share on September 30, 2005. And our basic and diluted loss per share was $1.04 for the quarter ended September 30, 2005.

Our total revenues in the quarter were $124 million, which were over 1.6 times higher than the third quarter 2004 revenues of $77 million.

The windstorms of 2005 are very disappointing to us, especially because we executed on a catastrophe management strategy, which consisted of reducing our probable maximum losses, as well as purchasing significant reinsurance protection during 2005. Having said that, Katrina alone was the largest natural catastrophe in the history of our industry in the United States. And we estimate currently the industry impact will approach $60 billion.

Rita added further to the industry woes and we believe its impact on the industry will be between $4 billion and $7 billion. We're seeing significant effects to the market both in terms of magnitude and frequency of events that are beyond what our own, and also commonly recognized industry models, could have foreseen. Then we have Hurricane Wilma, which I'll comment on later.

Katrina and Rita resulted in gross losses of $144.4 million after the effects of reinstatement premiums during the third quarter of 2005. Loss recoveries from our reinsurance programs were $75.9 million also after the effects of reinstatement premiums.

Clearly our purchase of reinsurance during 2005 was successful in containing our ultimate losses as we purchased protection from high quality reinsurers and we anticipate that they will honor their obligations to us. The hurricanes of 2005 have clearly overshadowed the financial results of our specialty insurance businesses. And on that note, let me update you on those specialty businesses.

Our specialty insurance lines, which now include our Lloyd's business, contributed approximately 54% or $62.1 million of our consolidated net written premiums in the quarter, an increase of over 1.5 times from $41.2 million in the third quarter of 2004.

Gross written premiums by our specialty insurance lines were $97.3 million or approximately 57% of consolidated gross written premiums in the quarter, representing an increase of over 1.4 times or $69.5 million of gross written premium generated in the third quarter of 2004.

Again, we have seen growth in nearly all of our specialty insurance product lines. Most notably our professional liability and environmental liability product lines grew by approximately 107% and 42%, respectively over 2004, resulting in gross written premiums of $26.9 million and $17.9 million in the third quarter of 2005.

Moving now to our overall underwriting performance. Our combined ratio was 162.1% for the third quarter of 2005 as compared to 158.5% for the same period last year. This increase of 3.6 percentage points in our combined ratio was due to an increase in our loss ratio of 1.4 percentage points to 120.4% and an increase in our underwriting G&A expense ratio of 4.4 percentage points to 18.8%. This combined ratio was offset by a decrease in acquisition expense ratio of 2.2 points to 22.9%.

Excluding the impact of the catastrophes, our loss ratios were generally in line with our expectations. For example, in our specialty insurance businesses our HBW, professional and environmental loss ratios were approximately 56%, 55%, and 49% respectively. Notably, in our U.S. professional book we saw some slight improvement in our 2004 underwriting year loss ratios. Although this book of business is not yet mature, we see this as a good indicator of the underlying quality of that business.

The increase in our G&A expense ratio of 4.4 percentage points to 18.8% in the third quarter of 2005 from the same period last year is due to the continued investment in our infrastructure, including staffing, systems and 404 compliance efforts. For example, the cost in the build-up of our European businesses are running ahead of our production as they continue to ramp-up. Although we expect these businesses to start to come into balance into 2006, as Tobey mentioned earlier, we remain very mindful of our cost structure.

The decrease in our acquisition expense ratio of 2.2 percentage points in the third quarter of 2004 was driven in part by the fact that we are writing proportionately more direct insurance business, which traditionally has lower acquisition costs.

In addition, as noted last quarter, our acquisition cost ratio benefits slightly from the effects of our 2004 reinsurance treaty in our professional and fidelity lines that was rolled into our 2005 reinsurance program and the associated ceding commission income earned. Now I'd like to turn to our other significant revenue contributor, investment income.

Our total invested assets at September 30, 2005 excluding investments related to deposit liabilities that we hold on behalf of our clients, was $865 million compared to $634 million at December 31, 2004. For the third quarter of 2005, our net investment income was $7 million excluding realized gains and losses compared to $3.3 million for the third quarter of 2004.

This increase is due primarily to a larger fixed income portfolio and higher cash balances generated by our strong operating cash flows, combined with an increase in our annualized book yield, which was 3.4% during the third quarter of '05 compared to 2.4% in the third quarter of '04.

Again this increase in yield is due to the rise in short-term interest rates in the past 12 months combined with our increase in year-to-date cash flows that have been invested at higher rates than those prior to the third quarter of 2004. We continue to maintain a high credit quality, short duration, fixed income investment portfolio. And as of September 30, 2005 we maintained our portfolio average credit quality at AA+. And its average duration was 2.8 years.

Finally we also recorded $6.1 million of net unrealized losses in the third quarter of 2005. This reflects an increase in average short-term interest rates of approximately 55 basis points during the third quarter.

Our shareholders' returns continue to benefit from our increase in investment portfolio leverage. Or said another way, total invested assets to total shareholders' equity. Portfolio leverage increased to 2.3 times at the end of the third quarter of '05 as compared to 1.3 times at the end of the third quarter of 2004. And 1.75 times at the end of the second quarter in 2005.

The last revenue contributor that I want to update you on is other income, which was $1.9 million compared to $0.3 million in the third quarter of 2004. This revenue increase was primarily generated within our technical services segment. As you know, we started our second liability transfer program in Buffalo during the second quarter of '05 and completed a significant portion of our remediation obligations at that site during the third quarter.

Under this program we earned fees, reimbursements, and other remediation revenues in the quarter of approximately $1.1 million. The balance of our other income consists of fee income from non-traditional insurance products and various other fees.

As a result of our underwriting, investment, and technical services activities during the third quarter of 2005, we reported that as of September 30 our shareholders' equity was $372.2 million or $6.55 per share.

Now before I hand the call back to Tobey, let me highlight one other development, Hurricane Wilma. Subsequent to the quarter end, Wilma made landfall in Florida. We have announced our initial range of loss estimates to be between $8 million and $15 million. These losses are based on early industry loss estimates and some limited information from our insured cedents. We believe that the losses will be within our retained limits before reinsurance. And any further significant development above this range would be absorbed by our reinsurance protections.

With that, I will now hand the call back over to Tobey for his final remarks. Thanks, Tobey.

Tobey Russ: Thank you, Jonathan. In closing, I wish to reiterate our commitment to building a truly technically driven specialty underwriting company. Over the last two years we've made progress towards this goal, yet our results have been dominated by back-to-back years of property catastrophe losses, which will no longer be part of our core business.

As a young company, we believe that we have no legacy liabilities and that we have strong, specialty underwriting culture that is producing respectable returns. For example, and as Jonathan mentioned, professional liability gross written premiums have grown by 107% in the third quarter of 2005 as compared to the third quarter of 2004. This along with HBW now accounts for 45% of our third quarter gross written premiums.

Loss ratios for these lines of business are 55% and 56% respectively. We believe that our results will continue to improve as we continue to grow earned premiums, implement expense reduction, and benefit from a favorable pricing environment.

Finally, I wish to express my appreciation for the continued confidence of our investors and the unwavering support of our management team and our employees in what has been a tumultuous two years. All of us remain steadfast in our commitment to create shareholder value through the growth in book equity. With that, I'd like to thank you for the time this morning and open the call up to questions.

+++ q-and-a

Operator: [Operator Instructions] And our first question comes from the line of Kenneth Billingsley of BB&T. Please proceed.

Kenneth Billingsley: Good morning.

Tobey Russ: Good morning, Ken.

Kenneth Billingsley: I have a number of questions here. You talked about the $125 million of preferred. Have you looked at doing any converts or having, made any decisions on things you would or would not do?

Tobey Russ: We haven't made any final decisions on those things we would not do. But our interest lies in looking after our current shareholders. And that will guide our choices.

Kenneth Billingsley: And is there any indication at this time from AM Best of how much capital you would be looking at raising in the near term?

Tobey Russ: We have, as I said in my remarks, a very good working relationship with AM Best. We are putting together with them a combined approach to addressing the higher standards that they are holding us, along with other insurance companies, up against. And that combined plan really contemplates 2 things.

It contemplates an exposure reduction strategy. And that exposure reduction strategy really addresses the curtailment of the 2 businesses that I mentioned, both the property reinsurance business and the technical property business and a capital raise. We have not decided nor agreed with Best as of yet as to exactly what amount will be necessary for us to have our rating reaffirmed.

Kenneth Billingsley: And would that lower or would you be able to increase your premium to surplus ratio? You used the 1.2 number in the past restriction. Would that likely go up if you were going to curtail your property business?

Tobey Russ: Ken, I don't know the answer to that question.

Kenneth Billingsley: Okay. And just a few more and then I'll re-queue. What percentage of business are you looking to curtail or essentially not renew going forward of your current — of current existing business?

Tobey Russ: The approximate premium associated with these 2 lines of business is about $90 million.

Kenneth Billingsley: And with the AM Best here and in conjunction with that, what percentage of the business would you say is sensitive to the rating downgrade, whereas if you would not be able to — you would be unlikely able to continue to writing it without the A− rating?

Tobey Russ: Let me answer that question this way, Ken. We have every reason to believe that we're going to have this Company's rating reaffirmed. We have no reason to believe that AM Best will have cause to downgrade the Company. We're working on a plan with them that I believe ultimately they will approve. That will allow the rating to be reaffirmed. So we are not working on the basis that we will run this Company with anything less than an A− rating.

Kenneth Billingsley: Last question and I'll let other people ask their questions. Of before the decision to curtail writing this, some of the property lines that you have, cat exposure to, during the third quarter and fourth quarter, how much business had you already written whereas you will still have exposure going into next year's hurricane season?

Tobey Russ: We'll have very little exposure going from these 2 lines of business going into next year's hurricane season, next year's hurricane season. Most of this business, if not practically all of it runs off prior to the onset of next year's season.

And it's probably worth making an additional comment about this. We had made the decision, quite frankly, to curtail this business prior to the action by AM Best. And the reason for that relates to the comments that we made earlier. And that is that the increase in what we see as frequency and severity as a result of a real shift in the environment is what's driving our decision, quite frankly, to curtail this business much more so than the action by AM Best.

I mean the action by AM Best can be addressed through additional capital raising. And raising additional capital we don't view as particularly problematic. What we do view as problematic is continuing to engage in that business where the capital requirements for it are uncertain. And more importantly the models that are being used, ourselves included, are not very good predictors of what your real exposure to loss is.

So in a year when we can't answer the question of why would 2006 be any different than 2005 or 2004? In many respects it doesn't matter what's happening in the pricing environment, if we have a repeat of Katrina and Rita, we're going to lose money. And so as we found out this year, no amount of reinsurance protection can, no reasonable amount of reinsurance can address this problem. We felt that all those things taken together really warranted our curtailment of those businesses.

Kenneth Billingsley: And to make sure I want to understand that answer is when you're saying curtail then is it essentially then you are not planning on writing any of that in the near future but you have not written off ever writing these lines again in the next, say 24 to 36 months?

Tobey Russ: We are not writing any new business in either one of these lines. All right, that's not to say that we would never write business in any one of these lines. But until we get answers to the questions and the issues that I just laid out, we have no plans to write catastrophe exposure in those 2 lines of business.

Kenneth Billingsley: All right. Well thank you.

Tobey Russ: Thank you, Ken.

Operator: Our next question comes from the line of Chris Wenzel of Fox-Pitt. Please proceed.

Chris Wenzel: Hi, good morning. My first question is given that you're now sort of reviewing your operating expenses can we expect any sort of severance or closure charges in the near-term?

Tobey Russ: I think you can expect some. Having said that, I also would expect that on an annualized basis, and I'll give you a specific number associated with this, the shutting down of or the curtailment of these 2 lines of business we expect to result in an annualized cost benefit of approximately $5 million.

That will be somewhat offset in the very near-term with some severance that will go along with that. And I haven't calculated what the net benefit is. But we expect some significant or material savings from the immediate curtailment of these 2 lines of business.

Chris Wenzel: Okay. And then could you guys give us an early read on sort of what's been the reaction of some of the broker, reinsurance brokers and commercial line brokers to the exit of the property reinsurance line?

Tobey Russ: I would say that anybody that understands or is familiar with Quanta's history having started 2 years ago and stepped into 2 years of historical or unprecedented losses understands the decision that we've made here. So I haven't had any real push back or negative implications associated with our decision to curtail these businesses.

Chris Wenzel: Okay, thank you.

Tobey Russ: Thank you, Chris.

Operator: And our next question comes from the line of Felice Gelman of Sunova Capital. Please proceed.

Felice Gelman: Okay, I have a couple of questions. One is you talk in your press release or and in I guess in your opening remarks about the fact that you will have freed up capital to write business where pricing is attractive. At the same time you're raising new capital. So I'm a little curious about how much capital is quote freed up and how much you think you can — how much you actually think you can grow the premiums in the attractive new lines?

Maybe you can give me an idea of whether you think you can write new business or are we just talking about price increases from existing insureds?

Tobey Russ: Right, well there's a lot in the answer to that question, Felice. And let me try to get at it. First, one of the unusual things about what AM Best is requiring of us is that they're asking us to be capital adequate if you will in the 2005 calendar year. What's interesting is as we move into 2006 and as these businesses in effect run off, the capital adequacy of the Company, even using the higher standards of AM Best, begin to come very much in line in 2006.

So said differently, we have a greater need for capital using their capital adequacy model to come into line over the next couple of months. And then that capital requirement eases off, if you will, as we move through 2006. And the earned premium and the loss reserves associated with this business ramp off in successive months.

So I said earlier, for example, that the premium associated with these 2 lines of business is approximately $90 million. I'll let you estimate what you believe the requisite amount of capital is for that. But that capital in effect becomes freed as we move through the balance of 2006. That is somewhat offset by the additional capital requirements that AM Best is asking us to adhere to.

And so taken together with a capital raise, we expect to be as we move into '06 in a capital surplus position. And it's that surplus that we will be using to do both things that you mentioned. And that is to write new business in the existing specialty lines that we engage in, as well as to take up price increases that may be occurring in those lines.

Felice Gelman: So then I shouldn't really expect you to be able to write any substantial amount of new business at the year-end renewals. We're looking at the July renewals and then 2007 for significant premium growth.

Tobey Russ: I'm not sure I would agree with that. I would say that you shouldn't expect us necessarily to be writing a lot of additional premiums in the fourth quarter of this year. But starting the first of next year, right, we'll be looking towards the capital adequacy requirements that apply to 2006.

Okay, also you need to keep in mind that our Lloyd's facility is not subject to the AM Best action. And has an A rating and it is growing in substantial part of our total premiums.

Felice Gelman: Okay.

Tobey Russ: All right? And we have not fully levered that capital base.

Felice Gelman: Okay. And I guess my second question for you is just you had mentioned that you have to spend to come into compliance with Sarbanes-Oxley. And if I'm correct you have to do that by the end of 2006? Is that correct?

Tobey Russ: No, by the end of 2005.

Felice Gelman: Oh, okay, all right. So how much additional expense should we be looking for there? And how much should we see in this quarter?

Tobey Russ: Jonathan, you want to take that?

Jonathan Dodd: Felice, this is Jonathan. Our current estimates in easily attributable costs and that would obviously include things like professional fees and a relative increase in our audit fees. For this year, for the annual 2005 we're looking at between $2 and $3 million for 2005 in additional costs that we would have otherwise not incurred. Now a large chunk of that, and I can't give you a number, relates to getting our ducks in order and having all the process documentation and testing performed and checked and double checked.

As we move through 2006, once we get compliant, we have the system and process in from place through the end of 2005. I wouldn't expect to see that level of cost increase. I can't give you a number. But that's the incremental cost for 2005 that we're facing today.

Felice Gelman: Okay. Thank you very much.

Tobey Russ: Thank you.

Operator: Our next question comes from the line of Bijan Moazami of Friedman, Billings, and Ramsey. Please proceed.

Bijan Moazami: Good morning. I want to focus for a minute on Lloyd's of London. Want to know how much capital you've allocated to Lloyd's? How much premium you generated out of Lloyd's? And whether or not you will consider to allocate more capital to that operation?

Jonathan Dodd: Bijan, it's Jonathan. We've allocated for 2005 between $100 and $110 million in capital. A lot of that is predicated on their required stamp capacity, which as you know we need to place at Lloyd's.

Over the course of the last 4 to 6 weeks, the group in London has been working on their business plan to get submitted to Lloyd's for 2006. And that stamp capacity number will change. I can't give you a number just yet. But we'll obviously disclose it in due time. But for 2005 it's between $100 and $110 million.

Bijan Moazami: Okay, and how much premium they generated in the quarter at Lloyd's?

Jonathan Dodd: The premium generated in the quarter at Lloyd's. Bear with me a second, Bijan I have that.

Bijan let me take a couple of pieces of paper here and get back to you on that in a moment.

Bijan Moazami: That would be fine. My next line of questions is about HBW. Just want to see how rating sensitive is the HBW business overall? In other words, is a typical client of HBW considered to be a large account, which is rating sensitive, or small account, which is not rating sensitive?

Tobey Russ: Well, HBW is, the customers of HBW are medium sized general contractors, residential homebuilders, Bijan.

Bijan Moazami: Okay, average premium volume of?

Tobey Russ: Oh, we're talking the average premium volume per builder is very small.

Bijan Moazami: Very small.

Tobey Russ: I don't know what the exact number is but it's very small.

Bijan Moazami: That's all I need.

Tobey Russ: The other businesses that we engage in.

Bijan Moazami: That's all I need. Now, on the surety line that you have RLI fronted for you, how much fronting commission you pay on for RLI user paper, if you could disclose that? Or I don't know whether or not it's disclosed.

Tobey Russ: You know what, Bijan I don't know that figure off the top of my head.

Bijan Moazami: Okay. So I'll call you later.

Tobey Russ: Just so you know, RLI does not front for us in all cases. We use RLI when we need a key listed company, which is not 100% of that business.

Bijan Moazami: Right. I just wanted to see if there is enough fronting arrangements available in the market in the unlikely case of a downgrade to be able to continue to do business. And I just want to know how much is typical fronting arrangement costing in the marketplace these days?

Tobey Russ: Typical fronting fee is going to range between 3 and 7%.

Bijan Moazami: Right. Thank you.

Jonathan Dodd: Bijan it's Jonathan. Sorry, I must be getting old and forgetting my numbers here. The 9-month number for Lloyd's in net written premium volume was approximately $42 million we've written out of Lloyd's.

Bijan Moazami: Okay, great. Thanks.

Tobey Russ: Thank you, Bijan.

Operator: Our next question comes from the line of Ron Bobman of Capital Returns.

Ron Bobman: Hi, good morning. I just had a question about sort of the Best changes to sort of Best capital requirements. And before property exposed, I'm sorry, casualty exposed property business, what is the indication that Best is giving you for the additional amount of required capital to support a static book of cat exposed property?

Tobey Russ: Well AM Best has changed the minimum requirement in their capital adequacy model that they refer to as their BCAR model. I don't know how they apply that to specifically to casualty exposed catastrophe business, if that's your question. But clearly they have raised the bar significantly and done so, I think, in some different and somewhat subtle ways. Not only has the minimum BCAR score gone up in the capital adequacy model, which would I think be unique to each company because there are a variety of variables that they use to input into that model.

But also I think they're looking very, very closely at the losses coming out of Katrina. And if the PMLs for companies that are being generated by that model are less than what they're seeing in actual losses coming out of Katrina, they're being heavily influenced by the greater number.

Ron Bobman: Right, but ....

Tobey Russ: There's a lot of uncertainty associated with the capital adequacy and specifically in AM Best where we're most familiar.

Ron Bobman: Right but I'm just trying to get more specific than that. And I know it's somewhat fluid in that there's sort of a knee jerk reaction. Cause almost all companies like yourselves have had actual losses in the wake of these storms, meaningfully more than what the PML or the cat models said one would have expected for a storm of this expected frequency.

So for companies that are writing property exposed, I'm sorry, cat exposed property business, are they saying now that you need 25% more capital to support that book of business to maintain an A−? Or are they saying you need double the amount of capital? I mean sort of order of magnitude, what is the delta in capital to support that whatever increasingly alarming loss exposed book?

Tobey Russ: Yes, I guess I'm a little reluctant to speak on behalf of AM Best in terms of what their capital requirements for catastrophe exposed business. They're clearly raising the bar on new companies in terms of the amount of capital that is required to participate in catastrophe-exposed areas. But you really have to get into the unique aspect of each individual company. Cause there are a lot of variables that go into their BCAR model that can influence this number. Premium volume numbers, the legal environment, the PMLs, the actual loss history, Jonathan anything you want to add to that?

Jonathan Dodd: Yes, let me just expand the list. Tobey noted premium volumes goes into the calculation, your carried reserves, wherever they were generated from, the quality of your investment portfolio, the tail of your business, the inflationary environment, the legal environment in which you operate. All of these things go into a, and I don't know all the specific workings in the AM Best black box, but all of those goes into a equation that out pops out your net required capital.

In addition to that, and an additional strain for a property cat company is the amount, as Tobey mentioned, is the PML. And traditionally that's based off a model PML, which is going to be different for each company. They're going to look at different events with different probabilities to get to that agreed upon PML with AM Best. That's the traditional way of doing it.

The thing that is changing as Tobey mentioned is the PML is moving away from this modeled approach because clearly those models are flawed and don't capture the world in which we live in today. And AM Best, we believe, is going back to each individual company and probably some of the new companies as well and saying well okay, justify your PMLs to us. We're no longer necessarily going to rely on these traditional models. But we're going to point what happened to the industry with Katrina.

And somewhere between, I'm going to speculate, somewhere between what was a traditional PML and what the Katrina actual losses were would be a revised capital strain PML number for each company, applying to any company that's writing property cat.

Obviously I think we're a little bit more unique. We've come out and we're saying we're actually curtailing these exposures. We're reducing the volatility. And naturally we would expect and we believe our PMLs would actually come down to a much lower number if not zero going forward through 2006 in these lines. So we're a little bit more unique than some of the new players coming to the market and some of the existing players who are continuing to write significant property.

Tobey Russ: If said in terms of Quanta specific, you could look at it this way. That the $68 million or $68.5 million of losses that we generated, we'd be required by AM Best to replace that in the way of new capital, plus some additional capital to reflect the increased capital requirements going forward. And that, our rough estimate of that was at least 20 to 25% more than what was previously required.

So our strategy of curtailing this business as I said before is multifold. It is one because of the uncertainty associated with being able to predict frequency and severity going forward. It's the inadequacy of the models in understanding your exposure. It's what we expect in the way of increased cost associated with buying reasonable reinsurance. And then finally with the additional capital being required to underwrite this business, the return characteristics don't look that attractive to us even in an increased price environment.

Ron Bobman: Right. Now well it's actually the 25. Just so I understand the 25% figure you just mentioned, Tobey. That 25% of that $60 some odd million of losses, right?

Tobey Russ: No. No, I don' t have the exact numbers but our rough estimate, as I said, of X amount of capital required to support that business. We felt it would take 25% more this year than last year. And we have to replace the $68 million we lost ...

Ron Bobman: Right, 68 plus the 25% more on the supporting capital base. And that number would be a lot higher if you decided to stay in these exited lines, is that right?

Tobey Russ: That's correct.

Ron Bobman: Okay. Okay, and then my — thanks for all the time trying to answer that question, any development on a particular pipeline loss that I want to say last quarter or the quarter before you had some adverse development on?

Tobey Russ: No. No, that reserve still stands as we reported it last quarter.

Ron Bobman: And then where is the status of sort of remediation or sort of the cleanup of the spill?

Tobey Russ: The cleanup of the spill is I believe it's substantially complete. There was some additional work that was required that we reported on last quarter from a developing sheen on the lake that required some additional remediation and resulted in our reserve increase. But I believe it's substantially complete at this point.

Ron Bobman: All right. Thanks a lot. Good luck with the capital raise.

Tobey Russ: Thank you.

Operator: [Operator Instructions] Our next question comes from the line of Patrick Yamagoshion (ph) from Pequot Capital. Please proceed.

Patrick Yamagoshion: Good morning. Just want to better understand the capital situation. The risk profile of the Company determines how much capital needs to support the underlying businesses. Yet if I understood what you're saying, AM Best is requiring you to raise capital based on your '05 risk profile, which will be taken down substantially in '06. Therefore, you're going to be in an excess capital position in '06 ....

Tobey Russ: That's correct.

Patrick Yamagoshion: If I understood this correctly you're probably going to raise expensive capital. Why wouldn't you just carry this expensive capital and hold the dilution temporarily? And then pay it down in '06 and just go with the businesses that are core?

Tobey Russ: Well, Patrick, I think first, you understand the situation very well. And second, we have not eliminated any of our options as we move into '06. All right, so what in reference is clearly an option to us, should we choose to take it, and we find ourselves in an excess capital position without necessarily offsetting opportunities with the right reward.

Patrick Yamagoshion: We have 2 more months left in this year, why would you raise? Are you able to delay the capital raise until '06 and then allow AM Best to look at your risk profile for '06?

Tobey Russ: No, we are not. We've had extensive conversations with them about that. And while that may seem like a reasonable position to take, AM Best has made it very clear to us that they would like us to come into compliance in the calendar year '05.

Patrick Yamagoshion: So why would you run with expensive excess capital in '06 and build into that whereas if the underwriting of the Company generates excess capital, you can generate this capital at a much cheaper level than what you're raising it now?

Tobey Russ: That's correct. And as I said, we haven't eliminated any of our options, including the one you referenced. So the important thing here is the sequencing. We need to work, continue to work with AM Best, have our rating reaffirmed with a stable outlook, so that we can re-engage, if you will, the marketplace, and take what is a cloud hanging over us away and if that requires the raising of expensive capital without diluting our existing shareholders, then that's the action that we're going to take.

As we move into '06, we have options available to us as we generate capital from the underwriting of our business. And those decisions we'll need to make as we move through time.

Patrick Yamagoshion: Let me ask you this, you suffered the losses in businesses that you're exiting. If those businesses were properly capitalized and they're short tail one-year policies, if you exit those businesses, why would you need to raise any capital to support the other businesses, which are core?

Tobey Russ: Well because, and this gets in back again to the AM Best model and the way in which they evaluate the capital adequacy. It's not just exposure based. Exposure is just one of the inputs. One of the main inputs is your premium volume.

So for example, we've written in 2005 a substantial amount of premium. I referenced the amount, approximately $90 million by year-end in these 2 lines. And that's one of the major inputs. So we've written that business. We can't take it away, necessarily. So that's one of the key inputs along with the exposure associated with that, which is measured in terms of a 1 in 100 PML or probable maximum loss.

So one of these dilemmas that we find ourselves in as an organization is having to comply with 2005 capital adequacy requirements when in effect the cake has already baked, right. The year is substantially complete. And we therefore have to address the capital adequacy and the new thresholds that they put before us to get the rating reaffirmed and move on.

Patrick Yamagoshion: My question referred to '06. Since you're exiting these lines why do you need any excess capital to raise any capital to support the other businesses, which are ongoing?

Tobey Russ: Well because as I said, we need to raise the capital now to have the rating reaffirmed before year-end.

Patrick Yamagoshion: Right. But is all of that capital, does all of that become excess capital in '06 when you exit these lines?

Tobey Russ: It ramps. You have to look at it this way. The exposure associated with this business amortizes down as we move to 2006.

Patrick Yamagoshion: Okay.

Tobey Russ: Right, so we've got an amortizing exposure while at the same time we have a growth in our capital base through retained earnings. So as these 2 things develop, right, we will ultimately find ourselves are the end of the year in a surplus position. And probably sometime before the end of the year, I don't have the exact calculation for that. But at some point as we move to the balance of '06 we find ourselves in a surplus position.

Patrick Yamagoshion: Okay.

Tobey Russ: But it's not quick like.

Patrick Yamagoshion: Okay. Can you break out the losses you put up for Katrina and Rita this quarter and relative to the ranges you gave? And will there be further losses taken for these events in Q4?

Jonathan Dodd: Patrick, it's Jonathan. What we disclosed is on a segmental basis. We put out our losses for our reinsurance segment, which as you know encompasses, includes reinsurance property and reinsurance marine. The total and, excuse me, on the insurance lines we have our technical property book of business. In those, our total loss impact for Katrina and Rita was $68.5 million. Approximately $56 to $57 million of that was seen in our reinsurance product lines. And $11, just over $11 million in our insurance technical property product line.

The estimates we have right now are our best estimates based on all the information we have to date. We've been naturally very conservative, continue to be very aggressive in getting a hold of information, which has proved difficult getting access into New Orleans and the various curfews and flood damages did make it difficult. We continually review where we're at. We're actively pursuing information. But we believe the numbers we have right now are solid.

Patrick Yamagoshion: And when you upped your estimate on the Katrina exposure that was included in your Q3 loss?

Jonathan Dodd: Yes.

Patrick Yamagoshion: Okay. So in Q4, assuming no negative development, we should just see the Wilma loss?

Jonathan Dodd: That's correct, Patrick.

Patrick Yamagoshion: Okay. If you assume that Wilma loss is within your range and the other businesses perform as you expect, do we come out negative or positive in terms of net income in Q4?

Jonathan Dodd: Patrick as you know, we're not giving guidance. And we cannot give guidance on Q4.

Patrick Yamagoshion: Okay. Lastly, can you just comment on pricing in your specialty lines? What will be the core business going forward?

Tobey Russ: Patrick, generally speaking, and even before the catastrophes associated with this third quarter windstorms, in the specialty lines that we engage in, we have seen a pretty robust pricing environment. You have to really look at our business line by line. And in some lines of business we are still receiving price increases. In some lines we're seeing some slight pricing decreases. But on balance, we were seeing a fairly stable pricing environment.

Now with the, you add in the losses associated with the windstorms, we believe that as much as $80 billion is being pulled out of this industry associated with the losses up through Wilma. That is a roughly 15, 16% hit to the capital base of the industry and we believe will have a material impact on pricing across the board, not just in property and property catastrophe.

So we expect in all of our lines of business to see some additional buoyancy associated with that. I can't predict at this juncture as to where that's going to be. But we are certainly seeing signs as we look at our renewals in particular where pricing is firming up and we're seeing increases. So I think the point that we're trying to make is that as a result of what's happened in the third quarter, what might have been prices in decline have stabilized if not witnessing increases in the months and quarters ahead.

Patrick Yamagoshion: Okay. Thank you.

Tobey Russ: Thank you.

Operator: And we have a follow-up question from the line of Felice Gelman. Please proceed.

Felice Gelman: Yes, I just had 2 more questions for you. One is when was your last outside reserve review and when do you anticipate one?

Jonathan Dodd: Felice, it’s Jonathan here. We do internally, I'll get to the question, but we do internally quarterly reviews with our in-house chief actuary. Our last full outside reserve review with an independent actuarial firm was for the year ended December 2004. And obviously they supported our carried reserves.

And looking back with some hindsight now we're actually seeing in a couple of lines of business some slight favorable developments in those loss reserves carried at the end of '04. Nothing too significant, it's still a somewhat immature book, but the good news is the quality of the business that was written in certain lines, particularly our U.S. professional lines is showing through. It's also demonstrating a good and solid actuarial review. So all indications were fairly good.

Felice Gelman: Good. Well that's good. And the second question is I understand you've had some management changes in the last couple of weeks related to underwriters or the people in your reinsurance business. Can you just tell us what those were?

Tobey Russ: Can you be more specific than that, Felice?

Felice Gelman: I'm asking you to be more specific. I know you've had some senior management leave. And I'd like to know who they were.

Tobey Russ: The only one in our senior management ranks, only change in our senior management ranks that has taken place is that Rick Pagnani, the head of our reinsurance group, has left the Company to pursue other opportunities.

Felice Gelman: Okay. So there's nobody on the domestic side or any of the other lines of business?

Tobey Russ: No.

Felice Gelman: Okay. Is that someone who you're going to replace?

Tobey Russ: That decision has not yet been made.

Felice Gelman: Okay, thank you.

Tobey Russ: You're welcome.

Operator: We have another follow-up question from the line of Chris Wenzel of Fox-Pitt. Please proceed.

Chris Wenzel: Hi, thanks, 2 quick follow-ups. First could you just give us a quick breakdown of where capital currently resides in terms of the surplus in the U.S. pool, the Bermuda balance sheet, and the Lloyd's operation?

Jonathan Dodd: Chris, this is Jonathan. I can't do that at this stage. We are working very closely with AM Best. They're looking at all our rating pools. As you know it's a fairly dynamic and fluid right now. So I don't want to put numbers out there and give you indications on how we capitalize each of our rating pools.

Chris Wenzel: Okay.

Jonathan Dodd: If you go, we said that if we go look on the AM Best web site, for example, they do discuss each of our rating pools. That is historical data and that's probably the best area to point to right now, Chris. But obviously this will be changing over time as we seek the affirmation of the A− rating.

Chris Wenzel: Would you expect the newly raised capital to be directed more towards the Bermuda balance sheet?

Jonathan Dodd: We haven't made any decisions or come to direction in that yet, Chris.

Chris Wenzel: Okay. My second question is what, just roughly, what percentage of your reinsurance contracts have some sort of rating triggers that might be contingent on your rating, if any?

Jonathan Dodd: Chris, it's a fairly high percentage. I don't have the exact number. This is obviously just largely in our reinsurance property and reinsurance casualty books of business, correct?

Chris Wenzel: Yes.

Jonathan Dodd: And traditionally these contracts do have what's commonly known as special termination provisions. I don't have a percentage in hand.

Chris Wenzel: Okay. And would those be sensitive to a one notch downgrade or would it require more than?

Tobey Russ: its variable, Chris.

Chris Wenzel: Okay. Okay, well thank you.

Operator: [Operator Instructions] And we have no further questions.

Tobey Russ: Well again, then thank you for participation in this call and listening to the third quarter results. We look forward to speaking to again in the fourth quarter.

Operator: Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect.